Exhibit (a)(8)

EPOLIN, INC.
358-364 Adams Street
Newark, New Jersey 07105

FOR IMMEDIATE RELEASE

For more detailed information, please contact:
Epolin, Inc.
(888) 777-1188

EPOLIN, INC. ANNOUNCES COMMENCEMENT OF TENDER OFFER BY POLYMATHES

Newark, New Jersey, May 11, 2012.  Epolin, Inc. (the “Company”) (OTC Bulletin Board: EPLN) (www.epolin.com) today announced that Polymathes Acquisition I Inc., a New Jersey corporation (the “Purchaser”), and a wholly owned subsidiary of Polymathes Holdings I LLC, a New Jersey Limited Liability Company (the “Parent”), has commenced a tender offer for all outstanding shares of common stock of the Company at a price of $0.22 per share in cash, without interest and subject to any applicable withholding taxes.  The tender offer is being made pursuant to an Offer to Purchase, dated May 8, 2012, and in connection with a previously announced Agreement and Plan of Merger dated as of March 14, 2012 among the Parent, Purchaser and the Company (the “Merger Agreement”).

The tender offer is scheduled to expire at 5:00 PM, New York City time, on June 12, 2012, unless the tender offer is extended.  Completion of the tender offer is subject to there being tendered at least a majority of the outstanding shares of the Company’s common stock.  In addition, the tender offer is subject to various closing conditions, including but not limited to the Company having certain minimum amounts of adjusted cash and adjusted net working capital as such terms are defined in the Merger Agreement.  Following the tender offer, the Purchaser will acquire the remaining outstanding shares of common stock through a second step merger.

On May 8, 2012, the Purchaser and the Parent filed with the Securities and Exchange Commission (“SEC”)  a Tender Offer Statement on Form TO, containing the Offer to Purchase, form of Letter of Transmittal and related tender offer documents, setting forth in detail the terms and conditions of the tender offer.  Today, the Company has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 setting forth in detail, among other things, the recommendation of the Company’s Board of Directors that the Company’s shareholders accept the tender offer and tender their shares pursuant to the tender offer.

About Epolin

Epolin, Inc. is a specialized chemical company primarily engaged in the manufacturing, marketing, research and development of infrared dyes, laser absorbing dyes and infrared dye formulations.  The Company’s business is heavily weighted towards the development, manufacture and sale of near infrared dyes. Applications for these dyes cover several markets that include laser protection, welding, sunglasses, optical filters, glazing and imaging and security inks and tagants.  The Company also manufactures specialty chemicals for certain chemical manufacturers.

Important Additional Information

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made pursuant to a Tender Offer Statement (including an Offer to Purchase, Letter of Transmittal, and related tender offer documents), which has been filed by Polymathes Acquisition I Inc. and Polymathes Holdings I LLC with the U.S. Securities and Exchange Commission (“SEC”) on May 8, 2012.  In addition, on May 11, 2012, Epolin, Inc. filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC related to the tender offer.  These documents will be mailed to all Company shareholders of record.   These documents, as they may be amended or supplemented from time to time, contain important information about the tender offer and the Company’s shareholders are urged to read them carefully before any decision is made with respect to the tender offer.  The tender offer materials may be obtained at no charge by directing a request by mail to Epolin, Inc. at 358-364 Adams Street, Newark, New Jersey 07105, or by calling toll-free at (888) 777-1188, and may also be obtained at no charge at the website maintained by the SEC at www. sec.gov.

Forward-Looking Statements

Statements contained herein which are not historical facts or information are “forward-looking statements.”  Words such as “believe,” “expect,” “intend,” “will,” “should,” and other expressions that indicate future events and trends identify such forward-looking statements.  These forward-looking statements involve risks and uncertainties which could cause the outcome to be materially different than stated.  Such risks and uncertainties include both general economic risks and uncertainties and matters discussed in the Company’s annual report on Form 10-K which relate directly to the Company’s operations and properties.  The Company cautions that any forward-looking statement reflects only the belief of the Company or its management at the time the statement was made.  Although the Company believes such forward-looking statements are based upon reasonable assumptions, such assumptions may ultimately prove to be inaccurate or incomplete.  The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement was made.